                                                                     EXHIBIT 4.2


                              (Face of Global Note)
================================================================================



                                                      CUSIP/CINS ______________


                11% Senior Subordinated Notes due 2011, Series B

No. __                                                      $
                                                             -----------

                                  NOVEON, INC.

promises to pay to _______________, or registered assigns, the principal sum of ________________ Dollars on February 28, 2011

Interest Payment Dates: March 15 and September 15

Interest Record Dates:  March 1 and September 15

Dated: February 28, 2001


                                          NOVEON, INC.


                                          BY:
                                             ---------------------------------
                                             Name:
                                             Title:

This is one of the Global Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee


By:
    --------------------------
    Name:
    Title:






================================================================================

                                 (Back of Note)

                11% Senior Subordinated Notes due 2011, Series B

Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) ("DTC"), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL in as much as the registered owner hereof, Cede & Co., has an interest herein.

      Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

      1. INTEREST. Noveon, Inc., a Delaware corporation (the "COMPANY"), promises to pay interest on the principal amount of this Note at 11% per annum from September 15, 2001 until maturity and shall pay the Liquidated Damages payable pursuant to Section 5 of the Registration Rights Agreement referred to below. Interest on the Notes will accrue at the rate of 11% per year. The Company will pay interest and Liquidated Damages semi-annually on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an "INTEREST PAYMENT DATE"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; PROVIDED that if there is no existing Default in the payment of interest, and if this Note is authenticated between an Interest Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and PROVIDED further that the first Interest Payment Date shall be September 15, 2001. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

      2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Liquidated Damages to the Persons who are registered Holders of Notes at the close of business on the Interest Record Date next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in
Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Liquidated Damages, if any, and interest at the office of the Paying Agent and Registrar. Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Company may pay principal and interest and Liquidated Damages, if any, by check and may mail checks to a Holder's registered address; PROVIDED that all payments with respect to Global Notes and Definitive Notes, the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

      3. PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank Minnesota, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

      4. INDENTURE. The Company issued the Notes under an Indenture dated as of February 28, 2001 ("INDENTURE"), between the Company, the Guarantors named in a schedule thereto (the "GUARANTORS") and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code ss.ss. 77aaa-77bbbb). The Notes are subject to all sUCH terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Company initially limited to $275,000,000 million in aggregate principal amount. Additional Notes may be issued pursuant to Sections
2.02 and 4.09 of the Indenture and, if issued, will be treated as a single class for all purposes under the Indenture.

      5.    OPTIONAL REDEMPTION.

      (a) Except as provided in subparagraph (b) of this Paragraph 5, the Notes will not be redeemable at the Company's option prior to March 15, 2006. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:


            YEAR                                            PERCENTAGE

            2006.............................................105.500%
            2007.............................................103.667%
            2008.............................................101.833%
            2009 and thereafter..............................100.000%

      (b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, on or prior to March 15, 2004, the Company may redeem up to 35% of the aggregate principal amount of Notes ever issued under the Indenture in cash at a redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that at least 65% of the aggregate principal amount of Notes ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption; and PROVIDED FURTHER that such redemption shall occur within 60 days of the date of the closing of any such Equity Offering.

      (c) Any redemption pursuant to this subparagraph 5 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Indenture.

      6. MANDATORY REDEMPTION. Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

      7.    REPURCHASE AT OPTION OF HOLDER.

      (a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described in Section 4.14 of the Indenture (the "CHANGE OF CONTROL OFFER") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "CHANGE OF CONTROL PAYMENT"). Within 90 days following any Change of Control, the Company will, or will cause the Trustee to, mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

      (b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the Restricted Subsidiary, as the case may be, shall apply the Net Proceeds, at its option (or to the extent the Company is required to apply the Net Proceeds pursuant to the terms of the New Credit Facilities), (a) to repay or purchase Senior Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary, as the case may be; or (b)(i) in an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business or (ii) in the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if (x) as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or (y) the Investment in that Capital Stock is permitted by clause (14) of the definition of Permitted Investments; or
(c) apply the Net Proceeds of any Asset Sale or commence an offer or otherwise become obligated to prepay Pari Passu Indebtedness not exceeding the Pari Passu Indebtedness Pro Rata Share; or (d) apply up to 50% of such Net Proceeds to the purchase, prior to the second anniversary of the indentures, of not more than $60.0 million aggregate original face amount of the Seller Note at a purchase price not exceeding the accreted value at the date of purchase. Pending the final application of any Net Proceeds, the Company may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "EXCESS PROCEEDS." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Notes (an "ASSET SALE OFFER") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in this Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased as set forth under Sections 3.02 and 3.03 of the Indenture. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes.

      8. NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

      9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the

Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

      10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

      11. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Note Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (and Additional Notes, if any) and any existing Default or compliance with any provision of the Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (and Additional Notes, if any). Without the consent of any Holder of a Note, the Indenture, the Note Guarantees or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or Guarantor's obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the Issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes.

      12. DEFAULTS AND REMEDIES. Each of the following constitutes an "Event of Default": (a) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes (whether or not prohibited by Article 10 of the Indenture); (b) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by Article 10 of the Indenture); (c) failure by the Company or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount of the Notes (including Additional Notes, if any) then outstanding to comply with Sections 4.07, 4.09, 4.10, 4.14 or Article 5 of the Indenture; (d) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with any of its other agreements in this Indenture or the Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "PAYMENT DEFAULT") or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; (g) except as permitted by the Indenture, if any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of a Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and (h) certain events of bankruptcy or insolvency as described in the Indenture.

      If any Event of Default (other than certain events of bankruptcy or insolvency) occurs and is continuing, Holders of at least 25% in principal amount of the then outstanding Notes may direct the Trustee to declare all the Notes to be due and payable immediately. However, so long as any Indebtedness permitted to be incurred pursuant to the New Credit Facilities shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration under any such Indebtedness under the New Credit Facilities; or
(ii) five Business Days after receipt by the Company and the administrative agent under the New Credit Facilities of written notice of such acceleration. Except as stated in the prior sentence, upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

      13. SUBORDINATION. The payment of Subordinated Note Obligations will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. the Company agrees, and each Holder by accepting a Note agrees, that the payment of principal of, premium and interest and Liquidated Damages, if any, on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness (whether outstanding on the date hereof or thereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Indebtedness.

      14. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

      15. NO RECOURSE AGAINST OTHERS. No member, director, officer, employee, incorporator or stockholder, of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company and the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

      16. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

      17. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

      18. ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of February 28, 2001, between the Company and the parties named on the signature pages thereof (the "REGISTRATION RIGHTS AGREEMENT").

      19. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

      The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

            Noveon, Inc.
            9911 Brecksville Road
            Cleveland, OH 44141
            Telecopier No.:  (212) 447-5730
            Attention:  Vice President-Legal

                                 ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 (Insert assignee's soc. sec. or tax I.D. no.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Print or type assignee's name, address and zip code)

and irrevocably appoint
                       ---------------------------------------------------------
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:                            Your Signature:
                                                ---------------------------
                                 (Sign exactly as your name appears on the Note)


                                 Tax Identification No:
                                                       ------------------------

                                 Signature Guarantee*:



      *Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

                       OPTION OF HOLDER TO ELECT PURCHASE

      If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

            /_/ Section 4.10                     /_/ Section 4.14

      If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased: $________

Date:                         Your Signature:
                                             ---------------------------
                              (Sign exactly as your name appears on the Note)


                              Tax Identification No:
                                                    --------------------

                              Signature Guarantee*:

      *Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

              SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

      The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:


                                                   Principal
               Amount of         Amount of          Amount
              decrease in       increase in     of this Global     Signature of
               Principal         Principal           Note           authorized
                Amount            Amount           following        officer of
 DATE OF        of this           of this       such decrease       Trustee or
 EXCHANGE    Global Note       Global Note      (or increase)    Note Custodian
 --------    -----------       -----------      -------------    --------------